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                                     KELWOOD

                                  NEWS RELEASE

                         KELLWOOD (NYSE:KWD) TO DEVELOP
                       IZOD WOMEN'S SPORTSWEAR COLLECTION

NEW YORK, NY, November 11, 2002 - Kellwood Company announced today its plan to develop an IZOD women's sportswear collection under a licensing agreement with Phillips-Van Heusen, according to Stephen L. Ruzow, president Kellwood Womenswear.

         "This is an exciting opportunity for Kellwood to create a significant business under the IZOD label, one of the most recognizable brands of sportswear in America. With our marketing, design, sourcing capabilities, and with strong retailer relationships, we will be launching a superb women's sportswear collection for missy, petites, and full sizes for holiday 2003," commented Ruzow. The line is being targeted to the better department store market.

         "As the originator of the multi-brand, multi-channel apparel strategy, we are pleased to add the IZOD lifestyle brand to the Kellwood portfolio. The positioning and quality of the IZOD name coupled with Kellwood's core strengths of value, fashion and product diversity for the American lifestyle is a powerful combination," said Hal J. Upbin, Kellwood chairman, president, and chief executive officer.

         Mark Weber, Phillips-Van Heusen president and chief operating officer remarked, "We are very proud of the way IZOD has performed over the last seven years. We have enjoyed spectacular growth in almost every men's category there is... from outerwear to loungewear and from golf wear to socks and neckwear, we are industry leaders in each area. For us the great challenge now is to make a formidable entry into women's sportswear and to partner with us we are fortunate to have the powerful and skilled Kellwood Company. This is the opening of a whole new chapter in the evolution of IZOD and all of us at PVH are thrilled."

         The IZOD women's sportswear collection will include knit and woven tops, bottoms, jackets, dresses, and coordinated outerwear that works with the sportswear collection.

         A new president for IZOD women's sportswear collection will be named shortly.


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                                    KELLWOOD

Page Two

         Celebrating 40 years of value, fashion and diversity, Kellwood is a $2.3 billion marketer of apparel and recreational camping products. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), Gerber(R)and Sierra Designs(R), EMME(R), Gerber(R)and Bill Burns(R) are produced under licensing agreements. For more information about Kellwood, visit Kellwood's website at www.kellwood.com.

         Phillips-Van Heusen Corporation is one of the leading apparel and footwear companies in the world. Its roster of owned and licensed nationally recognized brands include Van Heusen, IZOD, G.H. Bass & Co., CK/Calvin Klein, Geoffrey Beene, DKNY, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and Aigner.

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MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company,
212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.

MEDIA CONTACT: Kenneth L. Wyse, Senior VP Licensing and Public Relations, Phillips-Van Heusen Corporation, 212.381.3628, Fax 212.381.3959 or kennethwyse@pvh.com. 200 Madison Avenue, New York, New York 10016.